James Burchetta Chairman and CEO Debt Resolve, Inc. 707 Westchester Avenue, L-7 White Plains, New York 10604 email: jburchetta@debtresolve.com phone: 914.949.5500

News Release

DEBTRESOLVE FILES $12.5 MILLION INITIAL PUBLIC OFFERING

Company anticipates IPO this fall

White Plains, NY (July 24, 2006) - Debt Resolve, Inc. of White Plains, New York, announced today the filing of a Registration Statement on Form SB-2 for its initial public offering (IPO), and has applied to list its common stock for trading on the American Stock Exchange under the symbol DRV.

The offering, anticipated to take place in September or October 2006, contemplates raising approximately $12.5 million from the sale of 2.5 million shares of common stock at an anticipated initial public offering price of $5 per share.

DebtResolve completed a $3.5 million interim note and warrant financing in June 2006. These securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Chairman and CEO of DebtResolve James D. Burchetta stated, “The closing of the private financing and our forthcoming IPO will allow DebtResolve to capitalize on the momentum we have gained in building a market for online collection services.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state.

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About Debt Resolve, Inc.
Debt Resolve, Inc. provides lenders, collection agencies, debt buyers and utilities a patented online bidding system for the resolution and settlement of consumer debt which can be used at all stages of collection and recovery. This platform gives companies a way to effectively collect delinquent consumer debt while maintaining positive relationships with their customers. The DebtResolve system was developed by experts in consumer credit, internet technologies, and the collection industry, and its model makes the system simple to set up and use. The company is headquartered in White Plains, New York. www.debtresolve.com

Forward Looking Statement
This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Debt Resolve’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond Debt Resolve’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the industries in which Debt Resolve, Inc. and general economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur.